Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

CHASE CORPORATION ANNOUNCES SECOND QUARTER RESULTS

REVENUE OF $54.9 MILLION

EARNINGS PER SHARE OF $0.74

Bridgewater, MA – April 7, 2016 – Chase Corporation (NYSE MKT: CCF) today reported revenue of $54.92 million for the quarter ended February 29, 2016.  This is an increase of $2.62 million or 5% compared to $52.30 million in the second quarter of its last fiscal year.  Net income attributable to Chase Corporation of $6.97 million in the current quarter increased $2.91 million or 71% from $4.07 million in the same quarter of the prior year.  Earnings per diluted share of $0.74 in the second quarter of fiscal 2016 represented an increase of $0.30 compared to $0.44 per diluted share in fiscal 2015. Adjusted EBITDA in the current quarter increased $4.28 million, or 42%, to $14.53 million, compared to $10.26 million in the second quarter of last year.

For the six months ended February 29, 2016, revenue increased $4.17 million or 4% to $112.40 million, compared to $108.24 million recognized in the first six months of the prior year.  Net income attributable to Chase Corporation of $14.42 million for the first six months of fiscal 2016 increased $3.45 million or 31% from $10.97 million in the prior year period.  Earnings per diluted share of $1.54 in the first half of fiscal 2016 represented an increase of $0.36 compared to $1.18 per diluted share in fiscal 2015. Adjusted EBITDA in the current year-to-date period increased $5.34 million, or 22%, to $29.14 million compared to $23.80 million in the first six months of fiscal 2015.

Adam P. Chase, President and Chief Executive Officer, commented,

“We had several notable items, that when netted, were favorable to earnings and helped to offset the usual fiscal second quarter seasonal slowdown. Transaction gains on foreign exchange reflect the increased volatility in certain currencies where we have exposure.

“Our strategic diversification continues to benefit us, and sales mix was favorable again this quarter.  Many of the trends from the first quarter continued into the second quarter. Increased product demand from automotive, housing, telecommunications, and certain construction-related applications offset continued oil & gas and mining-related weakness. Contributions from project work for Middle East water infrastructure were again solid in the quarter, but continue to fall short of the prior year given a slowdown and delay in activity.  We expect this trend to continue through the end of this fiscal year.

“Last year’s product line acquisition late in the second quarter accounts for much of our top and bottom line improvement over prior year. The acquired product lines continue to meet our expectations.  This is the last quarter where our results will benefit from the comparative benefit. Subsequent quarters will have this business in both current and prior year comparable results.”

Mr. Chase further commented,

“In certain product areas we are seeing pricing pressure due to generally falling commodity prices. This is being offset by savings achieved through ongoing cost reduction initiatives. We are also realizing the benefits from the enterprise resource planning (ERP) system implementation completed last year. Enhanced financial information is helping our team focus on improvements in service levels, working capital and overall cost management.

“Our balance sheet remains strong and we have adequate capital to pursue our inorganic growth initiatives.”

Demolition work commenced on the idle Randolph, MA location during the second quarter, and the Company anticipates completion in the third quarter, with the sale of the property to follow.

Included in the Company’s fiscal 2016 second quarter and year-to-date results were exit costs related to idle facility of $0.21 million (post-tax expense of $0.14 million, or $0.01 per diluted share), for demolition work performed during the quarter on the idle Randolph, MA location. The current year first half results also included both a gain on the sale of the RodPack®  wind energy business and the write-down of certain assets under construction which accounted for a net post-tax increase in Net income attributable to Chase Corporation of $0.43 million, or $0.05 per diluted share. Included in the Company’s prior year second quarter and year-to-date results were charges, net of tax, totaling $0.41 million or $0.04 per share, relating to acquisition and inventory step-up costs associated with its purchase of the specialty chemical intermediates product line.

The following table summarizes the Company’s financial results for the three and six months ended February 29, 2016 and February 28, 2015.

	For the Three Months Ended		For the Six Months Ended
All figures in thousands, except per share figures	29-Feb-16	28-Feb-15	29-Feb-16	28-Feb-15
Revenue	$ 54,924	$ 52,304	$ 112,402	$ 108,237
Costs and Expenses
Cost of products and services sold	34,895	34,235	69,612	68,715
Selling, general and administrative expenses	10,226	11,340	21,736	22,135
Exit costs related to idle facility	209	-	209	-
Write-down of certain assets under construction	-	-	365	-
Acquisition-related costs	-	584	-	584
Operating income	9,594	6,145	20,480	16,803
Gain on sale of business	-	-	1,031	-
Other income (expense), net	1,159	111	878	222
Income before income taxes	10,753	6,256	22,389	17,025
Income taxes	3,781	2,190	7,968	5,959
Net income	$ 6,972	$ 4,066	$ 14,421	$ 11,066
Net income attributable to non-controlling interest	-	-	-	(95)
Net income attributable to Chase Corporation	$ 6,972	$ 4,066	$ 14,421	$ 10,971
Net income per diluted share	$ 0.74	$ 0.44	$ 1.54	$ 1.18
Weighted average diluted shares outstanding	9,292	9,225	9,287	9,213
Reconciliation of net income to EBITDA and adjusted EBITDA
Net income attributable to Chase Corporation	$ 6,972	$ 4,066	$ 14,421	$ 10,971
Interest expense	260	270	510	544
Income taxes	3,781	2,190	7,968	5,959
Depreciation expense	1,391	1,395	2,864	2,812
Amortization expense	1,920	1,701	3,836	2,884
EBITDA	$ 14,324	$ 9,622	$ 29,599	$ 23,170
Exit costs related to idle facility	209	-	209	-
Gain on sale of business	-	-	(1,031)	-
Write-down of certain assets under construction	-	-	365	-
Acquisition-related costs	-	584	-	584
Cost of sale of inventory step-up	-	49	-	49
Adjusted EBITDA	$ 14,533	$ 10,255	$ 29,142	$ 23,803

As of February 29, 2016, the Company’s net working capital was $89.73 million, including cash on hand of $51.71 million. The outstanding balance of the Company’s term debt was $47.60 million and the Company’s $15 million line of credit was fully available.

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:508.819.4219

E-mail:investorrelations@chasecorp.com

Website:www.chasecorp.com

Chase Corporation, founded in 1946, is a leading manufacturer of protective materials for high reliability applications throughout the world.

The Company has used non-GAAP financial measures in this press release. EBITDA and Adjusted EBITDA are non-GAAP financial measures.  The Company believes that EBITDA and Adjusted EBITDA are useful performance measures as they are used by its executive management team and board of directors to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance.  The Company believes EBITDA and Adjusted EBITDA are commonly used by financial analysts and others in the industries in which the Company operates, and thus provide useful information to investors. Non-GAAP financial measures should be considered in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential,” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company's business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.